Exhibit 23.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our reports, dated March 13, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F.

We also consent to the incorporation by reference of such reports in the Registration Statement (No. 333-193645) on Form F-10 and the Registration Statements (No. 333-199091 and No. 333-199092) on Form S-8 of Cardiome Pharma Corp.

Chartered Accountants

March 27, 2015

Vancouver, Canada